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[SBC LOGO]                                                          NEWS RELEASE

Contact:
Selim Bingol
Tel: 210-351-3991
Email: BINGOLS@CORP.SBC.COM
Pager: 800-517-7022

                        SBC ANNOUNCES NEGOTIATIONS WITH
                           PRODIGY SPECIAL COMMITTEE

     San Antonio (October 15, 2001) -- SBC Communications Inc. announced today that it is negotiating with a Special Committee of the Board of Directors of Prodigy Communications Corporation regarding a possible increase in the price being offered for the Prodigy Class A Common Stock.

     On October 2, 2001, SBC announced a $5.45 per share cash tender offer for the Prodigy Class A Common Stock. As described in today's filing with the Securities and Exchange Commission on Schedule TO, SBC and the Special Committee are in discussions about a negotiated transaction with the Special Committee, which has informally suggested a tender price of $6.55. SBC has indicated the possibility of increasing the offer price to the $6.00 to $6.25 range. Discussions remain subject to resolution of significant issues, and there is no assurance that any agreement will be reached or that SBC will make any change to its tender offer.

                                     # # #

     SBC COMMUNICATIONS INC. (WWW.SBC.COM) IS A GLOBAL COMMUNICATIONS LEADER. THROUGH ITS SUBSIDIARIES' TRUSTED BRANDS -- SBC SOUTHWESTERN BELL, SBC AMERITECH, SBC PACIFIC BELL, SBC NEVADA BELL AND SBC SNET -- AND WORLD-CLASS NETWORK, SBC COMPANIES PROVIDE A FULL RANGE OF VOICE, DATA, NETWORKING AND E-BUSINESS SERVICES, INCLUDING LOCAL AND LONG-DISTANCE, HIGH-SPEED INTERNET ACCESS AND DATA TRANSPORT, NETWORK INTEGRATION, SOFTWARE AND PROCESS INTEGRATION, WEB SITE AND APPLICATION HOSTING, E-MARKETPLACE DEVELOPMENT, PAGING AND MESSAGING, AS WELL AS DIRECTORY ADVERTISING AND PUBLISHING. AMERICA'S LEADING PROVIDER OF HIGH-SPEED DSL INTERNET SERVICE, SBC COMPANIES CURRENTLY HAVE 61.3 MILLION ACCESS LINES NATIONWIDE. SBC HAS A 60 PERCENT EQUITY INTEREST IN CINGULAR WIRELESS, ITS JOINT VENTURE WITH BELLSOUTH, WHICH SERVES MORE THAN 20 MILLION WIRELESS CUSTOMERS. INTERNATIONALLY, SBC HAS TELECOMMUNICATIONS INVESTMENTS IN 28 COUNTRIES AND HAS ANNUAL REVENUES THAT RANK IT AMONG THE LARGEST FORTUNE 500 COMPANIES.